                                                                    Exhibit (21)

                     SUBSIDIARIES OF THE MEAD CORPORATION*

                                          State of Jurisdiction
Name                                         of Incorporation
----                                      ---------------------
Escanaba Paper Company                          Michigan
Forest Kraft Company                            Delaware
MCB Woodlands and Services, Inc.                Alabama
Mead Coated Board, Inc.                         Delaware
Mead Foreign Holdings, Inc.                     Ohio
Mead Oxford Corporation                         Delaware


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*    The names of additional subsidiaries have been omitted because the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. Subsidiaries which are consolidated into the above-listed subsidiaries are also omitted.